EXHIBIT 10.3

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THIRD AMENDMENT TO

LICENSE AGREEMENT

This THIRD AMENDMENT TO LICENSE AGREEMENT (this “Third Amendment”), dated as of May 10, 2011 is entered into between SRI INTERNATIONAL, a California not-for-profit corporation (“SRI”), SLOAN-KETTERING INSTITUTE FOR CANCER RESEARCH, a New York not-for-profit corporation (“SKI”), SOUTHERN RESEARCH INSTITUTE, an Alabama not-for-profit corporation (“SoRI” and, together with SRI and SKI, the “Licensor”), and ALLOS THERAPEUTICS, INC., a Delaware corporation (“Allos”). Allos and Licensor are each sometimes individually referred to herein as a “Party” and collectively as the “Parties”.

WITNESSETH

WHEREAS, the Parties entered into that certain License Agreement dated as of December 23, 2002 (the “Original Agreement”), pursuant to which Allos obtained from Licensor an exclusive license to certain patent rights and know-how relating to a proprietary compound known as PDX in exchange for certain rights and consideration provided to Licensor;

WHEREAS, the Parties entered into a First Amendment to the Original Agreement dated as of May 9, 2006 (the “First Amendment”) and a Second Amendment dated as of November 6, 2007 (the “Second Amendment”) (the Original Agreement, the First Amendment and the Second Amendment are sometimes collectively referred herein as the “License Agreement”);

WHEREAS, the Parties now desire to further amend the License Agreement to modify the terms and conditions relating to certain sublicensing provisions;

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

AGREEMENT

1.              All capitalized terms used but not defined herein shall have the meanings assigned to them in the License Agreement.

2.              Section 1.24 of the License Agreement is hereby deleted in its entirety and replaced with the following:

1.24                           “Sublicense Revenue” shall mean any and all revenues received by Allos from a Third Party as consideration for the grant of a sublicense to the rights granted to Allos by Licensor under Section 2.1, (a) excluding sums received: (i) as royalties; (ii) for the purchase of an equity interest in Allos at fair market value, specifically excluding any premium to the then-current share price paid by the sublicensee, which premium shall count

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towards Sublicense Revenue; (iii) for research and development work performed by or on behalf of Allos as demonstrated by actual expense incurred by Allos; (iv) for purchase of a supply of Product to the extent the purchase price received by Allos for the supply of Product does not exceed [ * ] of the actual out-of pocket cost to Allos for the manufacture and supply of Product; (v) for repayment of any loans, credit or credit line extended by Allos to a Permitted Sublicensee; (vi) in the form of a loan, as credit or pursuant to a credit line to Allos; and (vii) as reimbursement for actual costs incurred by Allos with respect to services provided or procured by Allos to the extent directly related to the development and commercialization of a Product, which services may include (without limitation) trademark or patent procurement or maintenance, Product storage or distribution, market analysis services, co-promotion, medical exhibit hosting or presentation, creation or distribution of marketing materials, planning or implementation of marketing campaigns (including advertising), patient or physician support services, or engagement of or interaction with knowledge leaders or advisory boards; and (b) including (i) the amount of any milestone payment received by Allos from a Permitted Sublicensee pursuant to a Sublicense, plus, if and to the extent applicable, any amount deducted by such Permitted Sublicensee from the original milestone payment amount due pursuant to such Sublicense as an offset against any amounts owing but unpaid by Allos to such Sublicensee pursuant to such Sublicense (for example, if a $5,000,000 milestone payment is due under the Sublicense but the Permitted Sublicensee deducts $500,000 from such milestone payment as an offset against sums owed by Allos to such Permitted Sublicensee, the Sublicense Revenue will equal $5,000,000 even though Allos only received $4,500,000 from the Permitted Sublicensee); and (ii) if Allos supplies Product to any Permitted Sublicensee, the portion of the purchase price received by Allos from such Permitted Sublicensee for the supply of Product, if any, that exceeds [ * ] of the actual out-of pocket cost to Allos for the manufacture and supply of such Product.  Notwithstanding the foregoing, if Allos receives a payment based upon EU Approval for sale of Product, then the first $[ * ] of such payment shall not be included in Sublicense Revenue.

3.              The third sentence of Section 2.2 of the License Agreement is hereby deleted and replaced with the following:

“Each sublicense permitted under this Section 2.2 shall be subject to terms and conditions that are not materially different from the terms and conditions of this Agreement (other than remuneration to be received by Allos, the terms of which can be materially different from this Agreement) but in each case solely to the extent such language is applicable to the

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rights granted in such Sublicense to such sublicensee (each a “Permitted Sublicensee”).”

4.              Section 2.6.3 of the License Agreement is hereby deleted and replaced with the following:

2.6.3                        Except for commercial manufacturing, Allos may give Licensor first consideration to provide any technical assistance, and to provide any contract research or development services to Allos, regarding the research and development of potential and actual Products; provided that Licensor has the capability to provide such technical assistance and/or contract research or development services and the resources to accomplish Allos’ objectives, and can offer pricing that is competitive with any Third Party options.

5.              The following sentence is hereby added to the end of Section 2.8.4 of the License Agreement:

“For clarity, the preceding sentence shall not apply [ * ].”

6.              The second paragraph of Section 3.1.1 of the License Agreement is hereby amended by replacing clause (a) with the following:

(a) the period of time until expiration of the last to expire patent or unappealable revocation of the last patent in the Licensed Patent Rights in any country in the Territory or”

7.              The following new Section 3.1.4 is hereby added after Section 3.1.3 of the License Agreement:

3.1.4                        For sales under an approved Sublicense with Mundipharma International Corporation Limited (“Mundipharma”), the royalty rates under Section 3.1.1 (as such royalty rates may have been reduced pursuant to Section 3.1.2) for Product sold in a particular country in the Licensed Territory (as defined below) during a particular calendar quarter shall be reduced, on a calendar quarter-by-calendar quarter and country-by-country basis, in accordance with the following if, following the launch of a Generic Product (as defined below) in such country (or, with respect to the EEA (as defined below), following the launch of a Generic Product in any one or more country(ies) in the EEA), the sum of the Percentage Price Reduction (as defined below) in such country plus the Percentage Market Penetration (as defined below) in such country reaches the following

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percentage thresholds: (i) during any calendar quarter in which the sum of the Percentage Price Reduction and the Percentage Market Penetration in a country in the Licensed Territory is equal to or greater than [ * ] but less than [ * ], the royalty rates for such calendar quarter for Product sold in such country shall be reduced to [ * ] of the royalty rates then applicable; (ii) during any calendar quarter in which the sum of the Percentage Price Reduction and the Percentage Market Penetration in a country in the Licensed Territory is equal to or greater than [ * ] but less than [ * ], the royalty rates for such calendar quarter for Product sold in such country shall be reduced to [ * ] of the royalty rates then applicable; (iii) during any calendar quarter in which the sum of the Percentage Price Reduction and the Percentage Market Penetration in a country in the Licensed Territory is equal to or greater than [ * ] but less than [ * ], the royalty rates for such calendar quarter for Product sold in such country shall be reduced to [ * ] of the royalty rates then applicable; and (iv) during any calendar quarter in which the sum of the Percentage Price Reduction and the Percentage Market Penetration in a country in the Licensed Territory is equal to or greater than [ * ], the royalty rates for such calendar quarter for Product sold in such country shall be reduced to [ * ].  For clarity, the foregoing percentage thresholds shall apply on a calendar quarter-by-calendar quarter basis and the royalty reductions applicable to Net Sales in a particular country may fluctuate from one calendar quarter to the next depending upon the then-existing sum of the Percentage Price Reduction and Percentage Market Penetration in such country; and, for further clarity, in the event that none of the foregoing percentage thresholds is met in a country in a calendar quarter, each of (i), (ii), (iii) and (iv) shall cease to apply and the royalty rates payable pursuant to 3.1.1 (as such royalty rates may have been reduced pursuant to Section 3.1.2) shall be reinstated for Product sold in such country during such calendar quarter.

The following terms shall have the following meanings for purposes of this Section 3.1.4:

“EEA” means (i) the European Union member states as then constituted; provided, as of the effective date of the Third Amendment, the European Union member states are Austria, Belgium, Bulgaria, Cyprus, the Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, the Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, and the United Kingdom, plus (ii) Iceland, Liechtenstein and Norway.

“Generic Product” means any pharmaceutical product in a particular regulatory jurisdiction that (a) contains the same active

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pharmaceutical ingredients as the Product; (b) is bioequivalent to the Product as determined by the applicable Regulatory Authority in such jurisdiction; (c) has one or more Regulatory Authority approved indications in such jurisdiction equivalent to the Regulatory Authority approved indication for the Product in such jurisdiction (provided that the references to “such jurisdiction” in this subsection (c) means, with respect to Regulatory Authority approved indications in the EEA, any one or more country(ies) in the EEA); and (d) is sold in such jurisdiction by a third party that is not a Sublicensee or a sublicensee of a Sublicensee or its Affiliates, and is not otherwise authorized by a Sublicensee or any of its Affiliates, sublicensees or distributors to sell such product.

“Governmental Authority” means any multi-national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

“Licensed Territory” means all countries of the world excluding the United States of America (and all possessions and territories thereof) and Canada.

“Non-Governmental Authority” means any public body (including the National Institute of Clinical Excellence and the Scottish Medicines Consortium in the UK; the Institute for Quality and Efficiency in Healthcare in Germany; the Technical Scientific Commission in Italy; the Directorate of Pharmacy and Healthcare Products in Spain; and the National Union of Health Insurance Funds and the National Authority of Health in France) or non-Governmental Authority (including “Sick Funds” in Germany) with the authority to control, approve, recommend or otherwise determine pricing and reimbursement of pharmaceutical products, including those with authority to enter into risk sharing schemes and/or to impose retroactive price reductions, discounts, or rebates.

“Percentage Market Penetration” means the percentage obtained by dividing [ * ] by the [ * ].

“Percentage Price Reduction” means the percentage by which [ * ] is reduced, as compared to the [ * ] as a result of (x) [ * ] or (y) [ * ].

“Regulatory Authority” means, in a particular country or jurisdiction, any applicable Governmental Authority or Non-Governmental Authority involved in granting Regulatory Approval

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(approvals necessary to market and commercially sell Product, including pricing and reimbursement approvals) in such country or jurisdiction.

8.              The third sentence of Section 4.1 of the License Agreement is hereby deleted and replaced with the following:

“With respect to sales of Products invoiced in a currency other than United States dollars, the gross sales, the Net Sales and royalties payable shall be expressed in the currency invoiced together with the United States dollar equivalent of the royalty payable, calculated using the average closing buying rate for such currency quoted in the continental terms method of quoting exchange rates (local currency per US$1) by Bank of America NT&SA in London, England on each of the last business day of each month in the quarter prior to the date of payment; provided, however, that to the extent the selling party is a Permitted Sublicensee, such Permitted Sublicensee shall use the currency converting methodology used consistently throughout its business, which methodology will be explained in the report.”

9.              Section 4.2.3 of the License Agreement is hereby deleted in its entirety and replaced with the following:

4.2.3                        Allos shall include in each Sublicense granted by it pursuant to this Agreement a provision requiring the Permitted Sublicensee to make reports to Allos, to keep and maintain records of sales made pursuant to such Sublicense and to grant access to such records for an audit conducted by an independent certified public accounting firm of nationally recognized standing selected by Allos and reasonably acceptable to such Permitted Sublicensee, which audit by Allos shall be substantially similar to Licensor’s right to audit Allos under this Agreement.  Allos shall promptly provide copies of all such audits to Licensor and, to the extent Allos has not exercised its right to audit a Permitted Sublicensee, Allos will perform an audit at Licensor’s reasonable request and expense.  Upon the expiration of [ * ] following the end of any year, the calculation of royalties and sublicense fees payable with respect to such year shall be binding and conclusive upon Licensor, Allos, and its Affiliates and Permitted Sublicensees.

10.       The following sentence is hereby added to the end of Section 5.1 of the License Agreement:

“Notwithstanding anything to the contrary in this Agreement, Allos shall not be obligated to pay to Licensor royalty payments on account of any Net Sales invoiced by a Permitted Sublicensee until [ * ] after Allos’

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receipt of the royalties owed by such Permitted Sublicensee on account of such Net Sales; Allos’ report pursuant to Section 4.1 on account of such Net Sales shall be due at the same time as such royalty payment.”

11.       The last sentence of Section 6.3 is hereby deleted and replaced with the following:

“In addition, Allos shall provide Licensor with written notice of all approvals obtained promptly after obtaining such approvals.”

12.       The last sentence of Section 9.5 of the License Agreement is hereby deleted and replaced with the following:

“Upon termination of this Agreement by Allos under Article 9.2, above, or by Licensor under Article 9.4, above, the license granted to Allos under Article 2.1, herein, shall terminate, subject to Article 9.6 and Licensor shall automatically have a fully-paid, non-exclusive, worldwide license (including the right to grant sublicenses) under the Allos Improvements, to make, have made, use, offer for sale, sell and import Products; provided, however, that if  this Agreement terminates under Article 9.2, above, or Article 9.4, above, and at the time of termination, the Sublicense with Mundipharma (the “Mundipharma Sublicense”) is in effect and Mundipharma is not in breach of the Mundipharma Sublicense, if Mundipharma elects to terminate the Mundipharma Sublicense for reason of the termination of this Agreement, then (a) Mundipharma will assume all rights and responsibilities of Allos under this Agreement, including the royalties and sublicense fees provisions in Section 3.1, to the extent applicable to the rights granted to Mundipharma in the Mundipharma Sublicense (i.e., in respect of the Licensed Territory only) and, at the time a milestone payment would have been paid by Mundipharma to Allos pursuant to Section 7.3 of the Mundipharma Sublicense (had the Mundipharma Sublicense not been terminated), Mundipharma shall pay to Licensor (in addition to the royalties and sublicense fees required under Section 3.1) [ * ] of such milestone payment amount [ * ] and (b) Licensor’s license to the Allos Improvements, as set forth in this Section 9.5, shall not include any territories, indications, products or other areas which are included in the scope of the rights granted by Allos to Mundipharma in connection with the Mundipharma Sublicense.”

13.       The first sentence of Section 9.7 of the License Agreement is herby deleted and replaced with the following:

“Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated pursuant to the provisions of Article 9.2 or by Licensor pursuant to 9.4, herein, upon Licensor’s request not more than

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one hundred twenty (120) days after such termination, (a) within ninety (90) days after such request, Allos shall provide Licensor with copies of all data and information generated by Allos’ research and development activities, and all regulatory submissions and approvals, if any, regarding actual or potential Products; provided, however that if such termination occurs after the initiation of a Phase II Trial, Licensor shall reimburse Allos for its reasonable costs to assemble and provide the data to Licensor, (b) Licensor shall have the right to use and reference all such data, information and submissions without restriction, and (c) Allos shall execute all such documents and instruments reasonably necessary to enable Licensor to use and reference all such data, information and submissions; further provided that if this Agreement is terminated by Licensor pursuant to Article 9.4 and there are Surviving Sublicenses, the foregoing will not apply to any data, information or regulatory submissions and approvals that are included within the rights granted by Allos to such Permitted Sublicensee in connection with such Surviving Sublicense.”

14.       Section 14.5 of the License Agreement is hereby deleted in its entirety and replaced with the following:

14.5         Assignment.  Allos shall not assign its rights or obligations under this Agreement, in whole or in part, by operation of law or otherwise, without the prior written consent of Licensor; provided however, Licensor hereby consents to a partial assignment of this Agreement to Mundipharma, to the extent applicable to the rights granted to Mundipharma in the Mundipharma Sublicense (i.e., in respect of the Licensed Territory only), in the event the Mundipharma Sublicense is terminated and, pursuant to the terms of Section 12.6(c) of the Mundipharma Sublicense, Mundipharma is entitled to continue exercising post-termination rights (to the extent of the pre-termination rights granted Mundipharma in the Mundipharma Sublicense), so long as Mundipharma assumes in writing all rights and responsibilities of Allos under this Agreement, including the royalties and sublicense fees provisions in Section 3.1, to the extent applicable to the post-termination rights granted Mundipharma in the Mundipharma Sublicense (i.e., in respect of the Licensed Territory only) and provided that, at the time a milestone payment would have been paid by Mundipharma to Allos pursuant to Section 7.3 of the Mundipharma Sublicense (had the Mundipharma Sublicense not been terminated), Mundipharma shall pay to Licensor (in addition to the royalties and sublicense fees required under Section 3.1) [ * ] of such milestone payment amount [ * ].  Notwithstanding the foregoing, Allos shall be entitled to assign its rights and obligations under this Agreement to the purchaser of Allos’ entire business to which this Agreement pertains, without Licensor’s prior written consent.  Any purported assignment in violation of this article shall be null and void.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

15.       Licensor hereby represents and warrants to Allos that: (a) it has taken all necessary corporate action to authorize the execution and delivery of this Third Amendment; and (b) this Third Amendment has been duly executed and delivered on behalf of Licensor, and constitutes a legal, valid, binding obligation, enforceable against Licensor in accordance with its terms.

16.       This Third Amendment shall be made part of the Agreement and be governed by all of its terms.

17.       This Third Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each Party may execute this Third Amendment by facsimile transmission or in Adobe™ Portable Document Format (PDF) sent by electronic mail.  In addition, facsimile or PDF signatures of authorized signatories of any Party will be deemed to be original signatures and will be valid and binding, and delivery of a facsimile or PDF signature by any Party will constitute due execution and delivery of this Third Amendment.

18.       This Third Amendment shall be effective upon its execution by each of SRI, SKI, SoRI and Allos.

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[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the parties have caused this Third Amendment to be executed by their duly authorized representatives as of the date first set forth above.

SRI INTERNATIONAL		ALLOS THERAPEUTICS, INC.

By:	/s/ John McIntire	By:	/s/ Paul L. Berns

Name:	John McIntire	Name:	Paul L. Berns

Title:	Deputy General Counsel	Title:	President and Chief Executive Officer

SLOAN-KETTERING INSTITUTE FOR		SOUTHERN RESEARCH INSTITUTE
CANCER RESEARCH

By:	/s/ Andrew D. Maslow	By:	/s/ David W. Mason

Name:	Andrew D. Maslow	Name:	David W. Mason

Title:	Director,	Title:	Director CIP & Assistant
	Office of Technology Development		Corporate Secretary